EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


For the Three Months Ended          December 31, 1996     December 31, 1995
                                Primary   Fully Diluted  Primary   Fully Diluted

Weighted average shares
  outstanding:
  Common shares               2,019,828     2,019,828    2,125,762     2,125,762
    Dilutive shares
    available under
    stock options                34,497        36,320       15,526        16,463

Weighted average common
  shares and common
  stock equivalents
  outstanding                 2,054,325     2,056,148    2,141,288     2,142,225

Net earnings applicable
  to common shares             $916,015      $916,015   $1,078,773    $1,078,773

Earnings per share                $0.45         $0.45        $0.50         $0.50


For the Six Months Ended            December 31, 1996   December 31, 1995
                                Primary   Fully Diluted  Primary   Fully Diluted

Weighted average shares
  outstanding:
  Common shares               2,014,458     2,014,458    2,117,598     2,117,598
    Dilutive shares
    available under
    stock options                33,032        36,320       14,077        16,463

Weighted average common
  shares and common
  stock equivalents
  outstanding                 2,047,490     2,050,778    2,131,675     2,134,061

Net earnings applicable
  to common shares           $1,772,412    $1,772,412   $2,299,271    $2,299,271

Earnings per share                $0.87         $0.87        $1.07         $1.07